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                                                                       EXHIBIT 5

                        Taft, Stettinius & Hollister LLP
                          425 Walnut Street, Suite 1800
                            Cincinnati, OH 45202-3957
                                 (513) 381-2838
                               Fax: (513) 381-0205
                                 www.taftlaw.com



                                  July 3, 2002



The Cincinnati Gas & Electric Company
139 E. Fourth St.
Cincinnati, OH 45202

Dear Sir or Madam:

     In connection with the shelf registration under the Securities Act of 1933 (the "Act") of an aggregate of $700 million in unsecured debt securities ("Debt Securities"), first mortgage bonds ("Bonds") and preferred stock ("Preferred Stock"), together the "Securities," of The Cincinnati Gas and Electric Company, an Ohio corporation (the "Company"), we, as your counsel, have examined such corporate records and other documents, and made such investigations of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that the issuance of the Securities has been duly authorized by the Company and when the terms of each specific series of Debt Securities, Bonds and Preferred Stock have been established in accordance with the instruments governing such Securities and approved and authorized, and when the Debt Securities, Bonds and Preferred Stock of each series have been duly executed by the Company and authenticated as provided in the instruments governing such Securities and duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement relating to the Securities filed under the Act, including the prospectus and any prospectus supplement relating to such series, the Debt Securities, Bonds and Preferred Stock will be legally issued, fully paid and nonassessable and, in the case of the Debt Securities and Bonds, will be binding obligations of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                Very truly yours,


                                                TAFT, STETTINIUS & HOLLISTER LLP